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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                         For more information contact:
April 25, 2005                                Michael A. Carty at (812) 238-6264



  FIRST FINANCIAL CORPORATION REPORTS FIRST QUARTER EARNINGS OF $.48 PER SHARE

TERRE HAUTE, INDIANA -- First Financial Corporation (NASDAQ: THFF) today announced first quarter results reflecting year-to-date net income of $6.3 million, or $.48 per share. During this period the Corporation's loan volume increased to $1.45 billion compared to $1.43 billion at March 31, 2004. Deposits rose to $1.47 billion from $1.43 billion for the same period in 2004.

The Corporation has continued to realize cost savings from consolidating our affiliated banks into one bank. Non-interest expense for the first quarter of 2005 was reduced by $191,000 or 1.23% compared to the first quarter of 2004. Of the eight subsidiary banks to be consolidated, seven have completed the consolidation process and operate as a part of First Financial Bank.

Rising interest rates have had a positive impact on the Corporation's net interest income, which for the first quarter of 2005 increased by $358,000 or 1.99% over the same period in 2004. The net interest margin increased to 3.92% at March 31, 2005 from 3.78% for the first quarter in 2004. This 3.8% increase was driven by growth in yields on earning assets that outpaced the average cost of funds.

Comparing the first quarter of 2005 to 2004, deposits were up $34.0 million, or 2.37%. These deposits were used to fund an increase in loans of $15.4 million, or 1.07%. Average assets decreased $85.7 million, or 3.82%, as the Corporation used maturing investments to retire debt. Shareholders' equity increased $4.0 million, or 1.52%, and book value per share rose by $.35 to $20.02, or 1.78%.

In the first quarter of 2005 non-interest income declined by $4.8 million compared to the same period in 2004. This was largely the result of a non-taxable gain of $4.1 million on a life insurance benefit received in the first quarter of 2004. Non-interest income was also impacted by rising interest rates, which reduced the demand for fixed-rate mortgage loans. The Corporation's gain on the sale of mortgage loans in the first quarter of 2005 decreased by $224,000 compared to the same period in 2004 due to fewer loans being available for sale.

The Corporation increased its provision for loan losses to $2.2 million for the first quarter of 2005 compared to $1.9 million for first quarter of 2004. Net charge-offs year-to-date for 2005 were $2.1 million compared to $1.8 million for the same period in 2004. The Corporation made this increase in part due to perceived uncertainties as to the direction of the U.S. economy, including stagnant earnings in the corporate sector and a rise in the rate of inflation.

First Financial Corporation continues to focus on careful cost control, proactive risk management, effective corporate governance and adherence to internal controls and routines.

First Financial Corporation is the holding company for First Financial Bank NA in Indiana and Illinois; The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in Indiana; and First Community Bank NA. in Illinois.

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                     FOR THE QUARTER ENDING MARCH 31, 2005

              (Dollar amounts in thousands except per share data)


                                  03/31/05          03/31/04            CHANGE         % CHANGE
QUARTER TO DATE INFORMATION:

Net Income                       $    6,311        $   10,685          $ (4,374)        -40.94%
Earnings Per Average Share       $     0.48        $     0.79          $  (0.31)        -39.24%
Return on Assets                       1.17%             1.90%            -0.73%        -38.42%
Return on Equity                       9.27%            16.38%            -7.11%        -43.41%
Net Interest Margin                    3.92%             3.78%             0.14%          3.70%
Net Interest Income              $   18,343        $   17,985          $    358           1.99%
Non-Interest Income              $    7,732        $   12,525          $ (4,793)        -38.27%
Non Interest Expense             $   15,341        $   15,532          $   (191)         -1.23%
Loan Loss Provision              $    2,223        $    1,923          $    300          15.60%
Net Charge Offs                  $    2,067        $    1,765          $    302          17.11%
Efficiency Ratio                      55.90%            55.70%             0.20%          0.36%


BALANCE SHEET:

Assets                           $2,147,451        $2,198,863          $(51,412)         -2.34%
Deposits                         $1,466,457        $1,432,495          $ 33,962           2.37%
Loans                            $1,448,185        $1,432,816          $ 15,369           1.07%
Shareholders' Equity             $  270,174        $  266,133          $  4,041           1.52%
Book Value Per Share             $    20.02        $    19.67          $   0.35           1.78%
Average Assets                    2,155,728         2,241,453          $(85,725)         -3.82%